                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                      (Amendment No.         2         )/1/
                                     ------------------



                         SEACHANGE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  811699 10 7
--------------------------------------------------------------------------------
                                (CUSIP Number)



 -------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d - 1(b)
[_]   Rule 13d - 1(c)
[X]   Rule 13d - 1(d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                             -------------------------
  CUSIP NO. 811699 10 7                13G                Page 2 of 6 Pages
-------------------------                             -------------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Edward J. McGrath

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            647,717

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          300,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             647,717

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          300,000

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      947,717

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.90%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 6 Pages

Item 1 (a).    Name of Issuer:
-----------    ---------------
               SeaChange International, Inc.


Item 1 (b).    Address of Issuer's Principal Executive Offices:
-----------    ------------------------------------------------
               124 Acton Street
               Maynard, MA  02754


Item 2 (a).    Name of Person Filing:
-----------    ----------------------
               Edward J. McGrath


Item 2 (b).    Address of Principal Business Office or, if None, Residence:
-----------    ------------------------------------------------------------
               c/o SeaChange International, Inc.
               124 Acton Street
               Maynard, MA  02754


Item 2 (c).    Citizenship:
-----------    ------------
               United States


Item 2 (d).    Title of Class of Securities:
-----------    -----------------------------
               Common Stock, $.01 Par Value Per Share


Item 2 (e).    CUSIP Number
-----------    ------------
               811699 10 7


Item 3.        If This Statement is Filed pursuant to Rule 13d-1(b), or
-------        ---------------------------------------------------------
               13d-2(b) or (c), Check Whether the Filing Person is a:
               ------------------------------------------------------

               (a)   [_] Broker or dealer registered under Section 15 of the
                         Exchange Act.

               (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)   [_] Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

               (d)   [_] Investment company registered under Section 8 of the
                         Investment Company Act.

               (e)   [_] An investment adviser in accordance with Rule 13d-
                         1(b)(1)(ii)(E);

               (f)   [_] An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)   [_] A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

                               Page 3 of 6 pages

               (h)   [_] A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)   [_] A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box.

Item 4.        Ownership:
-------        ----------

               (a) Amount Beneficially Owned: Mr. McGrath may be deemed to beneficially own 947,717 shares of Common Stock (the "Shares") as of December 31, 1998. Mr. McGrath expressly disclaims beneficial ownership of the Shares, except to the extent that Mr. McGrath is the record owner of such Shares.

               (b) Percent of Class: 6.9 % (based on 13,731,517 shares of Common Stock reported by the Company on its Form 10-Q as outstanding at the close of business on November 6, 1998.

               (c)    Number of shares as to which such person has:

                      (i)    Sole power to vote or direct the vote 647,717.

                      (ii)   Shared power to vote or to direct the vote 300,000.

                      (iii) Sole power to dispose or to direct the disposition of 647,717.

                      (iv) Shared power to dispose or to direct the disposition of 300,000.


Item 5.           Ownership of Five Percent or Less of a Class:
-------           ---------------------------------------------

                  Not applicable.


Item 6.           Ownership of More than Five Percent On Behalf of Another
-------           --------------------------------------------------------
                  Person:
                  -------

                  Not applicable.


Item 7.           Identification and Classification of the Subsidiary Which
-------           ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  ------------------------------------------------------
                  Holding Company:
                  ----------------

                  Not applicable.


Item 8.           Identification and Classification of Members of the Group:
-------           ----------------------------------------------------------

                  Not applicable.


                               Page 4 of 6 pages

Item 9.           Notice of Dissolution of Group:
-------           -------------------------------

                  Not applicable.


Item 10.          Certification:
--------          --------------

                  Not applicable.




                               Page 5 of 6 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 11, 1999
                                    -----------------------------
                                    Date


                                    /s/ Edward J. McGrath
                                    -----------------------------
                                    Signature


                                    Edward J. McGrath
                                    -----------------------------
                                    Name/Title




                               Page 6 of 6 Pages